UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Earnings/Shareholder Meeting Update Announcement from Patti Hart
IGT Announcement – Corporate Communications – January 23, 2013

Team,

In the spirit of continuing to keep you informed, we wanted to provide you with an update regarding our terrific 2013 Q1 financial performance and our progress made to date for our upcoming Board of Directors election.

Through the first quarter of fiscal 2013, we are holding true to our commitments and starting the year in a positive direction.  Our courage to change, our respect for one another, and our uncompromising integrity continue to build a foundation that we can all be proud of here at IGT.  We are leading and transforming our industry in amazing, bold ways and our first quarter results further demonstrate we are expanding our global leadership position.

In comparison, to last year’s first quarter, notable financial achievements include:

•	Growing revenues 19% to $530 million … our highest quarter revenue in 4 years
•	Expanding adjusted earnings per share from continuing operations 65% to $0.28
•	Increasing North America product sales revenue 54% to $159 million
•	Advancing Interactive (social gaming and IGTi) revenues 320% to $53 million

With regards to our upcoming 2013 Shareholders Meeting, today we filed the company’s definitive proxy statement with the U.S. Securities and Exchange Commission and mailed shareholders our final proxy, along with a letter from our Board highlighting:

•	The ongoing success of our Board’s and management’s growth strategy that continues creating shareholder value, as evidenced by our outstanding first quarter 2013 financial results
•	The Board’s recommendation for all shareholders to vote FOR IGT’s eight highly-qualified directors
•	Confirmation that our 2013 Annual Meeting of Shareholders will take place on March 5, 2013

For employees who are also IGT shareholders – although our Shareholders Meeting date has been set – we recommend that you vote early FOR IGT’s eight highly-qualified directors on the WHITE proxy card TODAY … and reject the other nominees by declining to vote for them and discarding any gold proxy card you receive.

As we look to the future for IGT … it’s one that is filled with significant promise … yet we must remain committed to approaching each and every day with a continuous improvement mindset.  The global marketplace will continue to present opportunities and challenges across all regions of the world.  It’s up to us to embrace these challenges and capitalize on the most profitable opportunities at the right time. And while we will all feel a need to apply more resources, it is essential we continue to manage every dollar we spend in an efficient and thoughtful manner.

In total, it has been our collective hard work, dedication, and teamwork that have led us to where we are today.  And together – as one team – we can continue to usher in a new era of gaming that leads IGT and our industry to unmatched heights.

Thank you for a great start to 2013 and for all that you do for our great company.

With gratitude,

Patti

Below, please find a copy of our shareholder letter being released this morning, along with a copy of our Q1 fiscal 2013 earnings press release:

Dear Fellow Shareholders:

You have an opportunity to help determine the future of your investment in IGT. We are writing to you to make sure you have all the facts before you vote in connection with the 2013 Annual Meeting of Shareholders on March 5, 2013. The significant progress IGT has made is at stake – your vote is essential to keeping your company on the right track.

Your Board is comprised of eight highly qualified and experienced directors – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre. The IGT Board recommends that you vote FOR all of IGT’s directors by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy TODAY.

     The Board and management team remain confident that the interests of shareholders will be best served by IGT’s continued focus on its growth strategy, which is positioning IGT for long-term success and significant shareholder value creation. The Company has been delivering strong and improving financial results, and has returned a total of $546 million to IGT shareholders over the past 12 months. The Board believes that the Company’s robust fiscal 2013 first quarter is another powerful indication that the IGT strategy is paying off.

IGT’s New Leadership Anticipated Fundamental Changes in the Marketplace and Took Action

Our industry has changed dramatically in the past five years, and IGT’s Board and senior leadership team have anticipated and taken proactive steps to benefit from nascent trends.

In 2009, IGT’s Board recognized that the gaming industry was in the midst of a significant change, and that transformative leadership and action were necessary for IGT to not only maintain its industry leadership, but to position itself to rebuild shareholder value and return capital to its shareholders.

Your Board instituted new corporate governance policies, engaged qualified and experienced leadership and developed a growth strategy that has allowed IGT to adapt to new technologies and changing industry dynamics. Today, your eight-member Board includes seven independent directors and has been further enhanced by the separation of the Chairman and CEO roles, and the appointment of an independent Chairman of the Board. This month, Casino Journal published an evaluation by HVS Executive Search of corporate governance practices at public gaming companies. That evaluation, recognizing the effectiveness of the Board’s best practices, ranked IGT’s Board of Directors second out of 32 gaming companies for Board performance in 2012.[1]

This Board and senior leadership team have anticipated and faced head-on the economic and industry trends that have fundamentally changed the gaming industry, including:
•	Broad decline in domestic gross gaming revenue;
•	Sharp downturn in new casino openings;
•	Conservative spending from casino patrons and, in turn, casino operators, which led to a decrease in replacement demand, particularly on “the Strip”;
•	Increase in competition within the marketplace, born from the boom years of 1993 through 2008; and
•	Emergence of online and social gaming.

Your Board and Management Team Are Implementing a Comprehensive Strategy to Enhance IGT’s Competitive Position in This Rapidly Changing Market

Given the changing marketplace conditions, IGT’s new Board and management team recognized that IGT could not rely primarily on industry growth, including new casino openings, for its future success. The Board and management team developed a comprehensive new strategy and began the process of implementing it across the organization. Among other things, since 2009, IGT has:

[1] Kefgen, K., & Boone, J., & Singe, M. (2013, January). Active Approach. Casino Journal. 16-20. Permission to refer to this source neither sought nor obtained.

•	Implemented an enhanced content strategy, leveraging our best-in-class content across the most dynamic portfolio of gaming platforms in the industry - offering games to anyone, anywhere, anytime;
•	Leveraged its culture of innovation, introducing sbX, Cloud, Advantage Systems enhancements, joy stick play and SoundSync, among others;
•	Expanded internationally, increasing its presence in Macau, Italy, South Africa, Latin America and the UK;
•	Identified adjacent growth business opportunity in social casino gaming, leveraging IGT’s core business content and setting the stage for future growth;
•	Conducted a thorough examination of its internal infrastructure, workforce and cost structure, streamlining operations to enhance efficiency and decision making and to reduce expenses;
•	Refinanced over $2.2 billion in short-term indebtedness improving IGT’s liquidity and financial stability, and preserving its investment grade rating; and
•	Initiated a global restructuring of its sales organization to enable it to effectively serve customers in a changed economic environment.

These strategic changes, along with many others, transformed IGT into a leaner, more competitive organization. As a result, IGT is delivering industry-leading, content-driven products to its customers, establishing new revenue channels, delivering strong financial performance and returning capital to shareholders. The Board believes that the continued implementation of its strategy is in the best interests of our shareholders.

IGT’s Excellent Fiscal 2013 First Quarter Results Highlight That Its Comprehensive Strategy Is Taking Hold

On January 22, 2013, IGT reported terrific fiscal 2013 first quarter financial results, building upon the momentum established in fiscal 2012. This sustained strength in financial performance and effective and efficient day to day management of the business demonstrates the ongoing success of IGT’s strategy. Overall, we are pleased that:

•	Core products continue to perform, shipping more units in this quarter than in any first quarter in four years;
•	Gaming operations franchise is generating healthy profits, despite a challenging environment; and
•	Social gaming on IGT’s DoubleDown platform is adding to top line growth by leveraging IGT content like DaVinci Diamonds, Cleopatra and Wolf Run.

Financial highlights from IGT’s fiscal 2013 first quarter as compared to the fiscal 2012 first quarter include:
•	Total revenues increased 19% to $530 million;
•	North America product sales revenue increased 54%;
•	Gaming Operations gross margins rose 63%;
•	Adjusted earnings per share from continuing operations[2] increased 65% to $0.28;
•	Sold 5,100 North America replacement units, up 82%; and
•	Social Gaming revenues increased 15% sequentially from the fiscal fourth quarter of 2012.

[2] Adjusted earnings per share from continuing operations is a non-GAAP financial measure; reconciliations of non-GAAP to GAAP measures are included at the end of this letter. Please note that no reconciliation for adjusted earnings per share from continuing operations for the first quarter of fiscal 2012 is provided because no adjustments were made to GAAP earnings per share from continuing operations.

IGT’s adjusted earnings per share from continuing operations for the fiscal first quarter is $0.28, an increase of 65% over the prior year period. Including its $400 million accelerated stock buyback, the Company has repurchased over 35 million shares, or about 11% of total shares outstanding, over the preceding 12 months. Including share repurchases and dividends, IGT has returned a total of $546 million to shareholders over the past year.

Our strong financial results continue to:
•	Reinforce the strength of our leadership position in our core business;
•	Affirm our strategy of leveraging our best-in-class content across the most dynamic portfolio of gaming platforms in the industry; and
•	Reflect the financial strength of the company.

The Company’s fiscal 2013 first quarter financial results are strong, and we remain on track to deliver our FOURTH consecutive year of double digit growth in adjusted EPS from continuing operations. The Board believes the trend in improving earnings underscores that IGT’s strategy has taken hold and is delivering results.

IGT Identified the Opportunity, Became a “First Mover” and is Benefiting from Online Gaming

In addition to implementing a successful and sophisticated strategy that is delivering strong and improving financial performance, IGT has been ahead of the industry in defining new, innovative opportunities for growth. IGT identified Double Down Interactive LLC as the right entry point to leverage our best-in-class gaming content and provide IGT with instant size and scale in the rapidly growing arena of casino-style social gaming. Double Down also helped to broaden IGT’s popular gaming titles beyond the physical casino to Facebook, the world’s largest social network with over 800 million global users.

IGT’s investment in Double Down’s casino-style social gaming is delivering meaningful financial contributions and significant revenue growth:
•	Generated total revenues of $128 million since acquisition, a compound quarterly growth rate of over 24% between the 2012 fiscal second quarter and the 2013 fiscal first quarter;
•	Generated total revenues of $41.3 million in the 2013 fiscal first quarter, an increase of $5.5 million sequentially over the prior quarter;
•	Increased bookings per daily active users, a measure of revenue, by almost 30%, from $0.24 in the 2012 fiscal second quarter to $0.31 in the 2013 fiscal first quarter;
•	Grew revenues over 15% sequentially from the 2012 fiscal fourth quarter to the 2013 fiscal first quarter;
•	Double Down is the #3 top-grossing app on Facebook and the #6 top-grossing iPad app; and
•

IGT’s strategy has also been validated by the entrance of other supplier and operator companies seeking to gain a foothold in online casino style gaming, including Bally, Aristocrat, Konami, WMS, Zynga, Caesars, and MGM.

We remain focused on significantly growing Double Down by leveraging our content and systems to benefit from changing industry dynamics, new gaming trends and an expanded competitive set. We are confident that our investment will be GAAP accretive in 2014.

The Board Urges Shareholders NOT to Sacrifice a More Valuable Tomorrow for Yesterday’s Outmoded Business Model

IGT’s Board recommends that you reject the Ader Investment Management LP nominees by declining to vote for them online, by telephone or by mail, and by discarding any gold proxy card you receive. As you may know, Ader Investment Management – in collaboration with former IGT Chairman and CEO Charles N. Mathewson – is seeking to replace three IGT directors with three candidates it has nominated to stand for election to the IGT Board of Directors.

We believe that Ader Investment Management is advocating an outmoded business model that would return the Company’s strategic focus to where it was ten years ago. The Board believes this is not the best approach in the current marketplace.

IGT’s Board Is Acting in the Best Interests of Shareholders; Protect Your Investment by Maintaining IGT’s Strong Strategic Direction

Every member of the IGT Board has the experience and expertise necessary to navigate IGT through the evolving gaming industry, position the Company for significant future growth and propel it into the future by continuing to lead the industry.

The Board has implemented an innovative, forward-looking strategy designed to not only enhance and elevate the core gaming business but also address the realities of today’s marketplace. Importantly, IGT is committed to maintaining an appropriate balance in its deployment of capital among investing in its core business, pursuing new growth opportunities and returning capital to shareholders.

The IGT Board is acting in the best interests of shareholders and is focused on executing its strategy, which we firmly believe will protect and grow your investment in IGT. Accordingly, the IGT Board recommends that you vote FOR all of IGT’s directors on the WHITE proxy card TODAY.

On behalf of the International Game Technology Board of Directors:

Philip G. Satre, Chairman of the Board
Patti S. Hart, Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

IGT Resources:

• Like us on Facebook
• Like DoubleDown Casino on Facebook
• Follow us on Twitter
• View IGT’s YouTube Channel
• Play DoubleDown Casino games
• Check out our other Games and Gaming Systems

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT’s recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

Forward Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; and future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry. A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this letter is as of the date hereof, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders.

Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Presentation and Reconciliation of Non-GAAP Measures to GAAP (In millions, except EPS)

First Quarter Ended December 31, 2012

GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations	$0.24

Acquisition related charges: (a)

Contingent retention & earn-out	0.04

Amortization of intangibles	0.02

Royalty settlement	(0.02)

Total non-GAAP adjustments	0.04

Adjusted EPS from Continuing Operations	$0.28

(a) Primarily related to DoubleDown

Adjusted earnings per share from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

Press Release
International Game Technology Reports First Quarter Fiscal Year 2013 Results

First Quarter Highlights (compared to last year’s first quarter)

•	Total revenues increased 19% to $530 million

•	North America product sales revenue increased 54%

•	GAAP earnings per share from continuing operations increased 41% to $0.24

•	Adjusted earnings per share from continuing operations increased 65% to $0.28

•	Sold 5,100 North America replacement units, up 82%

•	Social gaming revenues increased 15% sequentially from the fiscal fourth quarter of 2012

(LAS VEGAS – Jan. 22, 2013) – International Game Technology (NYSE: IGT) today reported operating results for the first quarter ended December 31, 2012.

          “Our robust first quarter results – 19% revenue growth and a 65% increase in adjusted earnings per share from continuing operations – provide a great start toward what we expect will be our fourth consecutive year of double digit growth in adjusted earnings per share from continuing operations,” said Patti Hart, CEO of IGT. “We believe our strong performance demonstrates that our strategy is working and that IGT is moving in the right direction. Through the remainder of fiscal 2013, we intend to build on this momentum by leveraging our core business, distributing our best-in-class content more broadly, and returning capital to shareholders.”

Consolidated Results

($ in millions, except per share amounts)	First Quarters Ended December 31,

	2012	2011	% Change

GAAP Measures
Revenue	$530.3	$445.5	19%
Operating income	$118.4	$99.9	19%
Income from continuing operations	$65.3	$50.3	30%
Earnings per share from continuing operations	$0.24	$0.17	41%
Net operating cash flows	$94.5	$64.8	46%

Non-GAAP Measures
Adjusted operating income	$137.6	$99.9	38%
Adjusted income from continuing operations	$76.2	$50.3	51%
Adjusted earnings per share from continuing operations	$0.28	$0.17	65%
Free cash flow (after dividends)	$40.8	$(2.2)	*

Adjusted operating income, adjusted income from continuing operations, adjusted earnings per share from continuing operations and free cash flow are non-GAAP financial measures. Reconciliations between GAAP and non-GAAP measures are provided at the end of this release. No reconciliations for adjusted operating income, adjusted income from continuing operations, and adjusted earnings per share from continuing operations for the quarter ended December 31, 2011 are provided because no adjustments to GAAP measures were made, as indicated in the table above.

•	Revenues increased 19% to $530 million in the first quarter, primarily due to growth in North America product sales and interactive.

•	Adjusted earnings per share from continuing operations increased 65% to $0.28 for the first quarter.

•	Non-GAAP adjusted financial measures for the first quarter ended December 31, 2012 reflect the exclusion of acquisition related charges for Double Down and the exclusion of a royalty settlement.

Gaming Operations (excluding Interactive)

($ in millions, unless otherwise noted)	First Quarters Ended December 31,

	2012	2011	% Change

Revenue	$242.6	$252.0	-4%
Gross profit	$153.1	$153.9	-1%
Gross margin	63%	61%	3%
Installed base	56,800	55,600	2%
Average revenue per unit per day (0.00)	$46.80	$50.58	-7%

•	Revenues decreased 4% to $243 million in the first quarter driven by lower MegaJackpots® revenue partially offset by higher lease operations revenue.

•	Gross margin increased to 63% from 61% in the first quarter, primarily due to an increase mix of lower-yielding higher-margin lease operations games and lower jackpot expenses.

•	Installed base increases were driven by lease operations growth globally.

•

Average revenue per unit per day in the first quarter was $46.80, down 7% over the prior year quarter and down 8% sequentially, primarily due to lower MegaJackpots® revenue and an increased mix of lower-yielding lease operations games.

Product Sales

($ in millions, unless otherwise noted)	First Quarters Ended December 31,

	2012	2011	% Change

Revenue	$234.8	$180.9	30%
Gross profit	$125.6	$91.5	37%
Gross margin	53%	51%	4%
Units recognized (‘000)	10.7	7.3	47%
Average machine sales price (‘000)	$14.8	$15.9	-7%

•

Revenues increased 30% to $235 million in the first quarter, due to increased North America machine sales related to Canadian and Illinois VLT customers, as well as increased non-machine intellectual property licensing fees.

•	Units recognized increased 47% in the first quarter, primarily due to Canadian and Illinois VLT sales.

•	North America gross margin increased to 56% from 53% in the first quarter, largely due to increased non-machine revenues, which included $5 million of royalty settlement fees.

•	North America average machine sales price in the first quarter decreased 11% compared to the prior year quarter mainly due to an unfavorable pricing mix related to increased VLT sales.

Interactive

($ in millions, unless otherwise noted)	First Quarters Ended December 31,

	2012	2011	% Change

Revenue	$52.9	$12.6	320%
Social gaming	$41.3	—	*
IGTi	$11.6	$12.6	-8%

Gross Margin	58%	52%	12%
Social gaming	60%	—	*
IGTi	51%	52%	-2%

Double Down Average User Statistics*
DAU (Daily active users) (‘000)	1,462	—	*
MAU (Monthly active users) (‘000)	4,931	—	*
Bookings per DAU (0.00)	$0.31	—	*

*as a single application with multiple games, active users equal unique users

•	Social gaming revenues in the first quarter increased 15% sequentially to $41 million, primarily driven by an increase in both average DAU and average bookings per DAU.

•	Average DAU were 1.5 million in the first quarter, an increase of 3% compared to the prior sequential quarter.

•	Average bookings per DAU increased 11% sequentially to $0.31 in the first quarter.

Operating Expenses and Other Income/Expense

($ in millions)	First Quarters Ended December 31,

	2012	2011	% Change

Operating Expenses
Selling, general & administrative	$100.2	$89.7	12%
Research & development	54.4	46.9	16%
Depreciation & amortization	19.0	15.4	23%
Contingent acquisition related costs	17.5	—	*

Total operating expenses	$191.1	$152.0	26%

Adjusted Operating Expenses
Total	$169.2	$152.0	11%

Adjusted operating expenses is a non-GAAP financial measure. Reconciliations between GAAP and non-GAAP measures are provided at the end of this release. No reconciliation for adjusted operating expenses for the quarter ended December 31, 2011 is provided because no adjustments to GAAP operating expenses were made, as indicated in the table above.

•	First quarter operating expenses increased over the prior year quarter primarily due to additional expenses from Double Down.

•	Adjusted operating expenses were 32% of revenues for the first quarter compared to 34% of revenues in the prior year quarter.

Balance Sheet and Capital Deployment

($ in millions)	December 31, 2012	September 30, 2012	% Change

Cash and equivalents (including restricted amounts)	$277.0	$288.2	-4%
Working capital	$616.0	$633.0	-3%
Contractual debt obligations	$1,715.0	$1,790.0	-4%

•

During the first quarter, the company received 2.5 million shares related to the previously announced accelerated stock buyback (ASB). The total number of shares delivered to IGT under the ASB was 30 million, at an average price of $13.22 per share, representing over 10% of the total shares outstanding when the program commenced.

•	During the first quarter, the company returned $16 million to shareholders in the form of dividends.

•	The company paid down $75 million of its contractual debt obligations during the first quarter.

Other

          References to per share amounts in this release are based on diluted shares of common stock, unless otherwise specified. Reconciliations of all GAAP to Non-GAAP Adjusted financial measures are provided at the end of this release.

Outlook

          Based on current expectations and the operating results for the first quarter of fiscal 2013, the company is reaffirming its fiscal year 2013 guidance for adjusted earnings from continuing operations of $1.20 to $1.30 per share.

          GAAP earnings per share from continuing operations for fiscal year 2013 will include acquisition-related expenses, primarily related to Double Down, the amount of which are not determinable at this time. The company may also recognize charges for impairment, other acquisition-related expenses, resolution of certain tax items, and/or other items that are not currently determinable, but may be significant. For this reason, the Company is unable to provide estimates for full-year GAAP earnings per share from continuing operations at this time.

Earnings Conference Call

          As previously announced on Jan. 9, 2013, IGT will host a conference call to discuss its First Quarter 2013 earnings results on Tuesday, Jan. 22, 2013, at 2:00 p.m. PST. The access numbers are as follows:

Domestic callers dial +1 888-829-8676, passcode IGT
International callers dial +1 773-756-4709, passcode IGT

          The conference call will also be broadcast live over the Internet. A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations . The call will be archived until Tuesday, Feb. 5, 2013 at http://www.IGT.com/InvestorRelations, for those interested parties that are unable to participate during the live webcast.

A taped replay of the conference call will be available after the conference call. This replay will run through Tuesday, Feb. 5, 2013. The access numbers are as follows:
Domestic callers dial +1 866-489-8039
International callers dial +1 203-369-1674

Q1 FY 2013 Excel file

Q1 FY 2013 PDF of this press release

Forward-Looking Statements

          This press release contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance (including our guidance for fiscal year 2013) and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; and future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry. A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. Additional information will also be set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2012, which we expect to file with the SEC in the first quarter of calendar 2013. All information provided in this release is as of January 22, 2013, and IGT does not intend, undertakes no duty to update this information to reflect subsequent events or circumstances.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT intends to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Information can also be found in IGT’s Annual Report on Form 10-K for the year ended September 29, 2012, filed with the SEC on November 28, 2012, and IGT’s preliminary proxy statement, filed with the SEC on January 7, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

About IGT
          International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT .

Contact:
Matt Moyer
Vice President, IGT Investor Relations
+1 866-296-4232

CONSOLIDATED STATEMENTS OF INCOME (Unaudited and Condensed)

	Quarters Ended December 31,

	2012	2011

(In millions, except per share amounts)
Revenues
Gaming operations	$242.6	$252.0
Product sales	234.8	180.9
Interactive	52.9	12.6

Total revenues	530.3	445.5

Costs and operating expenses
Cost of gaming operations	89.5	98.1
Cost of product sales	109.2	89.4
Cost of interactive	22.1	6.1
Selling, general and administrative	100.2	89.7
Research and development	54.4	46.9
Depreciation and amortization	19.0	15.4
Contingent acquisition related costs	17.5	—

Total costs and operating expenses	411.9	345.6

Operating income	118.4	99.9

Other income (expense)
Interest income	11.3	12.0
Interest expense	(31.7)	(30.0)
Other	(0.3)	(2.8)

Total other income (expense)	(20.7)	(20.8)

Income from continuing operations before tax	97.7	79.1
Income tax provision	32.4	28.8

Income from continuing operations	65.3	50.3
Loss from discontinued operations, net of tax	—	(1.0)

Net income	$65.3	$49.3

Basic earnings (loss) per share
Continuing operations	$0.25	$0.17
Discontinued operations	—	—

Net income	$0.25	$0.17

Diluted earnings (loss) per share
Continuing operations	$0.24	$0.17
Discontinued operations	—	(0.01)

Net income	$0.24	$0.16

Weighted average shares outstanding
Basic	265.9	297.3
Diluted	267.9	299.0

CONSOLIDATED BALANCE SHEET (Unaudited and Condensed)

	December 31,	September 30,

	2012	2012

(In millions)
Assets
Current assets
Cash and equivalents	$200.7	$206.3
Restricted cash and investments	76.3	81.9
Jackpot annuity investments	59.6	60.2
Receivables, net	543.1	564.8
Inventories	91.5	92.9
Other assets and deferred costs	207.7	257.2

Total current assets	1,178.9	1,263.3
Property, plant and equipment, net	545.7	555.7
Jackpot annuity investments	291.0	295.7
Contracts and notes receivable, net	130.6	139.3
Goodwill and other intangibles, net	1,648.5	1,663.1
Other assets and deferred costs	381.8	368.0

Total Assets	$4,176.5	$4,285.1

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$80.2	$87.5
Jackpot liabilities, current portion	141.5	152.4
Dividends payable	18.6	16.0
Other accrued liabilities	322.6	374.4

Total current liabilities	562.9	630.3
Long-term debt	1,775.5	1,846.4
Jackpot liabilities	319.9	328.6
Other liabilities	264.8	282.0

Total Liabilities	2,923.1	3,087.3

Total Equity	1,253.4	1,197.8

Total Liabilities and Shareholders’ Equity	$4,176.5	$4,285.1

CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited and Condensed)

	Three Months Ended December 31,

	2012	2011

(In millions)

Operating
Net income	$65.3	$49.3
Depreciation and amortization	57.7	54.6
Contingent earn-out consideration	2.1	—
Other non-cash items	30.5	23.2
Changes in operating assets and liabilities, excluding acquisitions:
Receivables	14.4	30.2
Inventories	2.6	(22.3)
Accounts payable and accrued liabilities	(83.5)	(57.0)
Jackpot liabilities	(24.2)	(5.9)
Income taxes, net of employee stock plans	28.8	(8.8)
Other assets and deferred costs	0.8	1.5

Net operating cash flows	94.5	64.8

Investing
Capital expenditures	(37.6)	(49.2)
Jackpot annuity investments, net	9.9	6.8
Changes in restricted cash	5.7	(10.7)
Loans receivable, net	7.6	7.4
Proceeds from assets sold	4.6	17.0

Net investing cash flows	(9.8)	(28.7)

Financing
Debt related proceeds (payments), net	(75.0)	—
Employee stock plan proceeds	1.8	8.7
Share repurchases and forward contracts	—	(4.4)
Dividends paid	(16.1)	(17.8)

Net financing cash flows	(89.3)	(13.5)

Foreign exchange rates effect on cash	(1.0)	2.1

Net change in cash and equivalents	(5.6)	24.7

Beginning cash and equivalents	206.3	460.0

Ending cash and equivalents	$200.7	$484.7

SUPPLEMENTAL DATA (Unaudited)

Revenue Metrics

Quarters Ended December 31,	2012	2011

In millions, unless otherwise noted
Gaming Operations

Revenues	$242.6	$252.0
North America	208.6	219.5
International	34.0	32.5
Gross margin	63%	61%
North America	62%	59%
International	69%	74%
Installed base (‘000)	56.8	55.6
North America	43.0	42.6
International	13.8	13.0
Average revenue per unit per day (0.00)	$46.80	$50.58
Product Sales

Revenues	$234.8	$180.9
North America	158.9	103.0
International	75.9	77.9
Machines	$157.5	$115.7
North America	101.8	59.1
International	55.7	56.6
Non-machine	$77.3	$65.2
North America	57.1	43.9
International	20.2	21.3
Gross margin	53%	51%
North America	56%	53%
International	48%	48%
Units recognized (‘000)	10.7	7.3
North America	7.2	3.8
International	3.5	3.5
Units shipped (‘000) [includes units where revenues deferred]	9.3	6.5
North America	6.8	3.5
New	1.7	0.7
Replacement	5.1	2.8
International	2.5	3.0
New	0.8	1.3
Replacement	1.7	1.7
Average machine sales price (‘000)	$14.8	$15.9
North America	14.1	15.8
International	16.1	16.0
Interactive

Revenues	$52.9	$12.6
North America	41.9	0.1
International	11.0	12.5
Social	41.3	—
North America	41.3	—
International	—	—
IGTi	11.6	12.6
North America	0.6	0.1
International	11.0	12.5
Gross margin	58%	52%
North America	60%	n/a
International	50%	51%
DoubleDown Casino® Average User Statistics*
DAU (Daily active users) (‘000)	1,462
MAU (Monthly active users) (‘000)	4,931
Bookings per DAU ($0.00)	$0.31
*as a single application with multiple games, active users equal unique users

Reconciliations of GAAP to Non-GAAP Adjusted Financial Measures
(in millions, except EPS)

First Quarter Ended December 31, 2012

					Continuing Operations

	Revenue	Cost of Revenues	Operating Expenses	Operating Income	Net Earnings (a)	Diluted EPS

GAAP measures	$530.3	$220.8	$191.1	$118.4	$65.3	$0.24
% of revenue			36%	22%
Acquisition related charges: (b)
Contingent retention & earn-out	—	—	(17.5)	17.5	11.5	0.04
Amortization of intangibles	—	(2.3)	(4.4)	6.7	4.4	0.02
Royalty settlement	(5.0)	—	—	(5.0)	(5.0)	(0.02)

Total non-GAAP adjustments	(5.0)	(2.3)	(21.9)	19.2	10.9	0.04

Adjusted measures	$525.3	$218.5	$169.2	$137.6	$76.2	$0.28
% of revenue			32%	26%

(a)	Adjustments tax effected at 34%, except no tax effect on royalty settlement

(b)	Primarily related to DoubleDown

Adjusted EBITDA For The First Quarters Ended December 31,

	2012	2011

GAAP Income from continuing operations	$65.3	$50.3
Other (income) expense, net	20.7	20.8
Income tax provision	32.4	28.8
Depreciation and amortization	57.7	54.6
Other charges:
Share-based compensation	8.6	8.2
Contingent acquisition related costs	17.5	—

Adjusted EBITDA	$202.2	$162.7

Free Cash Flow For The Three Months Ended December 31,

	2012	2011

GAAP net operating cash flows	$94.5	$64.8
Investment in property, plant and equipment	(7.3)	(9.8)
Investment in gaming operations equipment	(30.1)	(39.0)
Investment in intellectual property	(0.2)	(0.4)

Free Cash Flow (before dividends)	56.9	15.6
Dividends paid	(16.1)	(17.8)

Free Cash Flow (after dividends)	$40.8	$(2.2)

We believe that certain non-GAAP financial measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures may not be calculated in the same manner by all companies and therefore may not be comparable.